Exhibit 10.11

18 October 2018

PRIVATE AND CONFIDENTIAL
Emma Pollard
**

Dear Emma,

As you are aware, the Coronado group is currently in the process of listing on the Australian Securities Exchange.

In preparation of this listing, we ask that you agree to some amendments to your employment contract, which we consider to be appropriate given your role as part of an ASX-listed company.

You will see from your updated contract that we have sought to keep key commercial terms the same.  However, you will need to compare the terms of this contract with those of your previous contract and obtain legal and other advice that you consider appropriate.  To try and help your review, we sought to outline some of what we consider to be the main changes:

1.                                      Commencement and operation of employment (clause 1):  Your contract now operates on an ongoing basis, as opposed to your previous maximum-term contract.

2.                                      Incentive plan (clause 6):  You will notice that the incentive clause looks slightly different.  This is simply to reflect that the Coronado group is implementing new incentive arrangements as part of its listing and details of your eligibility will be provided to you separately.

3.                                      Guarantee of annual earnings (clause 15):  Your contract now includes a guarantee from the company to pay your fixed annual remuneration above the high income threshold (which is currently $145,400).  In return for this, to the extent they would otherwise apply, the terms of the Black Coal Mining Industry Award 2010 will not apply to your employment.

4.                                      Confidentiality and intellectual property (clauses 19 and 20):  You will notice a slight change to these provisions in that your confidentiality and intellectual property obligations are now extended to protect the entire Coronado group.

5.                                      Directorships (clause 22):  There are some new provisions dealing with your obligations in the event that you become a board director.

6.                                      Post-employment restraints (clause 25):  There are minor changes to the way in which your post-employment restraints are framed.  Your restraint period and area remain unchanged, other than that your non-compete has been reduced to apply in Australia only.

We look forward to continuing to work with you to ensure the success of our operations.

To accept this employment offer please return a signed and dated copy of this Letter of Offer and associated documents to Keane Hunter by 31 October 2018.

Yours sincerely

/s/ Garold R Spindler
Garold R Spindler
Coronado Group Chief Executive Officer

I have read, understand and agree to all the terms and conditions that apply to my employment with the Company as outlined in this offer and related documents, including the contract of employment.  I confirm that the fixed annual remuneration which I receive under the contract of employment, satisfies any obligations on the Company to pay to me any entitlements to which I may otherwise be entitled under an industrial instrument or law.

By signing this agreement, I accept the undertaking in the Clause — Compliance with Company Policies & Procedures of the attached Contract of Employment and agree to the earnings set out in the Clause — Fixed Annual Remuneration.

Signed:	/s/ Emma Pollard	Date: 18/10/18
Emma Pollard

Contract of Employment

The following terms and conditions will apply to your continued employment with Curragh Queensland Mining Pty Ltd (Company) in the role of Vice President, People and Culture from 1 October 2018:

1.                                      Commencement and Operation of Employment

The Company acknowledges that your employment commenced on 22 January 2018.  Your position is a permanent full time position which currently reports to the Coronado Group Chief Executive Officer (Leader).

2.                                      Location of Employment

Your position will be based in Brisbane, but you will need to work as required by the Company at other locations to perform the inherent requirements of your position.  The Company may require you to travel within the state, interstate or overseas to perform your duties.

You may be required to transfer to other positions and locations with the Company or the Group, subject to appropriate consultation and notice.

3.                                      Duties

During your employment you must:

(a)                                 during your working hours, devote your whole time, attention and ability to the business of the Company;

(b)                                 serve the Company diligently, honestly and faithfully;

(c)                                  exercise and carry out all duties required of you within your skills and competence and follow all lawful directions and instructions;

(d)                                 follow all lawful and reasonable directions and instructions given to you by the Company;

(e)                                  not, without the written consent of the Company, engage in any other employment or in other activity (whether paid or unpaid) which may conflict with your duties as an employee of the Company or may adversely affect the reputation of the Company.  You must advise the Company immediately if this occurs or may occur;

(f)                                   use your best efforts to promote the interests and welfare of the Company; and

(g)                                  as required by the Company, perform work for any other member or members of the Group.

The Company may vary your duties and responsibilities from time to time or assign you additional duties and responsibilities as may be directed by the Company or your Leader.  In particular, you may be required to perform any duties in any area of the operation, subject to your competence and any safety and statutory requirements.  You may also be required to train and become competent in new skills as required by the Company.

4.                                      Hours of Work

You must work the hours which are reasonably necessary to fulfil the requirements of the position or as required by the Company.  Your remuneration includes compensation for eal hours that may be worked (and when they are worked) during the course of your employment.  Your remuneration is in full satisfaction of any entitlement you may have under any law or any Industrial Instrument or agreement including overtime, loadings, allowances or penalties.

Your Leader will advise of indicative start and finish times to accommodate regular work requirements and teams working in your location or elsewhere in the Company.  operations.

Your hours of work may be averaged over a period of up to six months.

5.                                      Fixed Annual Remuneration

Your remuneration comprises a fixed annual remuneration (FAR) which will be AU$380,000.  Your FAR is made up of the following components:

(a)                                 Cash salary:

Your cash salary will be the amount remaining after deducting from your FAR the amounts for Company superannuation contribution, motor vehicle and parking (as applicable) and any other pre-tax deductions nominated by you.  Your cash salary, net of tax and authorised deductions, will be paid on a monthly basis by electronic funds transfer into bank accounts nominated by you.

(b)                                 Superannuation:

Your FAR includes the compulsory superannuation guarantee contributions paid by the Company for your benefit.  The Company will make compulsory superannuation guarantee contributions, on your behalf, up to the quarterly maximum contribution required under the Superannuation Guarantee (Administration) Act 1992 (Cth).  Superannuation guarantee contributions are included as part of your FAR.  For the 2018/19 financial year, the maximum contribution required to avoid the superannuation guarantee charge is the lesser of 9.5% of your ordinary time earnings or $5132.85 per quarter.  This amount may be varied from time to time by the Australian Taxation Office.

Superannuation will be contributed to the default Mercer Superannuation Plan or any other complying superannuation fund selected by you.

Compulsory superannuation guarantee contributions will be processed by the Company as 9.5% of your ordinary time earnings each pay period of the quarter until the maximum required contribution for the quarter is reached.  Where 9.5% of your ordinary time earnings for a quarter is less than the maximum contribution required, then compulsory superannuation guarantee contributions will be 9.5% of your ordinary time earnings for that quarter.

You may choose to make additional voluntary contributions to your chosen fund from either your pre-tax or after-tax FAR.

Please note that in any financial year, the total value of your pretax and post-tax contributions should not exceed the annual limits as determined under the relevant tax legislation.  The Human Resources Department will be able to advise what the limit applicable to you is at any time.  There may be tax consequences should your superannuation contributions exceed your annual limit.  We suggest that you discuss these consequences with your financial or tax advisor.  If you reach your limit, further contributions in that financial year will attract an additional tax on top of the normal superannuation tax

If you do not choose a fund, contributions payable on your behalf will be directed to the default super fund.  A Choice of Fund form can be returned after this date and future contributions made to your nominated fund accordingly but you may be liable for excess fees and charges by having membership in more than one fund.  Should you complete the relevant paperwork after your commencement date, Mercer will contact you regarding your existing account and provide you with the appropriate paperwork to consolidate your superannuation into your new fund.

By accepting this offer and contract of employment, you are consenting to the provision of your personal information, including any health information, between the Company and the superannuation fund and their service providers.  This information is necessary to facilitate the provision of benefits in the course of your employment and for the management of the fund.

If you require further information or assistance on superannuation please contact the Human Resources Department.

(c)                                  Motor vehicle benefit

Your FAR includes consideration for the value of a motor vehicle.  We will discuss motor vehicle options in accordance with Company policy, with the annual value, determined in accordance with applicable Company policy and deducted from your FAR.

(d)                                 Parking Benefit

Your FAR includes the cost of providing a company car park space within the office building.

Your FAR includes leave loading and a component for reasonable additional hours.  Your FAR will be subject to review each year in line with your annual salary review.

Your FAR is in full recognition of the requirements of the role.  Your FAR includes compensation for all entitlements, benefits or payments that, you may be otherwise entitled to, including under any applicable industrial instrument.  Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.

6.                                      Incentive arrangements

You may be eligible to participate in incentive arrangements offered by the Company or Group from time to time.  Details of these arrangements will be provided to you separately, and do not form a part of your employment agreement

7.                                      Annual Leave

In accordance with the applicable legislation and Company policy, you will be entitled to 4 weeks annual leave per annum.  You are required to apply for annual leave at least 4 weeks prior to your first day of intended leave, or such shorter period as may be agreed with your Leader.  Annual leave approved by your Leader and taken during employment will be paid based on your FAR.

Annual leave is to be taken within 12 months of accruing.  If you do not take the leave within this period, the Company may direct you to do so upon giving you one month’s notice.

You and the Company may agree in writing for you to cash out an amount of paid annual leave provided that the agreement does not result in your remaining accrued entitlement to paid annual leave being less than 4 weeks.  Each agreement must be a separate agreement in writing.  Annual leave which is cashed out and foregone will be paid based on your FAR and your accrued annual leave entitlement will be reduced accordingly.

On termination of employment, you will be paid for any untaken leave based on your FAR.

8.                                      Long Service Leave

You are entitled to long service leave in accordance with applicable legislation and Company policy as advised to you and amended from time to time.

9.                                      Personal/Carer’s Leave

You are entitled to 10 days paid personal/carer’s leave per year of service with the Company in accordance with applicable legislation and Company policy.  You may take personal/carer’s leave if:

(e)                                  you are unable to attend work due to personal injury or illness; or

(f)                                   you need to provide care and support for members of your immediate family or members of your household in the event of genuine injury or illness or unexpected emergency affecting the family member.

You should notify your Manager as soon as practicable of the need to take personal/carer’s leave and the period, or expected period, of the leave.  You are required to provide a medical certificate or other evidence as reasonably required by the Company for leave equal to or in excess of two days.  A medical certificate or statutory declaration may also be required to establish the illness of the person concerned or the unexpected emergency.  The entitlement to carer’s leave is subject to you being responsible for, and the only person available to provide care for the person concerned.

Approved personal/carer’s leave will be paid based on your FAR.  There is no payment for unused personal/carer’s leave upon termination for any reason.

Where you have a requirement for carer’s leave and you do not have any accrued personal/carer’s leave, you are entitled to up to 2 days unpaid leave on each occasion.

Requests for longer periods of paid or unpaid carer’s leave or any other arrangements for the provision of carer’s leave will be considered on a case by case basis.

10.                               Parental Leave

You are entitled to receive parental leave in accordance with the applicable legislation and Company policy as advised to you and amended from time to time.

11.                               Compassionate Leave

You are entitled to up to two days paid leave (in addition to the balance of the day on which you are notified) in the event that a member of your immediate family or your household, contracts or develops a personal illness or sustains a personal injury, that poses a serious threat to their life, or in the event of their death.  The entitlement to compassionate leave is in accordance with the applicable legislation and Company policy as advised to you and amended from time to time.

For the purposes of this cause, immediate family is your spouse or de facto spouse, and you or your spouse’s, child/step-child, parent/step-parent, grandparent, grandchild or siblings.  You are required to let your Manager know as soon as possible when you realise you will be unable to attend work.

A medical certificate or statutory declaration may be required to establish that the leave is taken for a permissible reason.

Payment for approved compassionate leave will be based on your FAR.

12.                               Jury Service Leave

You are entitled to jury service leave in accordance with the applicable legislation and Company policy as advised to you and amended from time to time.

13.                               Public Holidays

Public Holidays will be those recognised in the applicable legislation, or other agreed replacement days.  Although you are not normally required to work public holidays, you may be requested to do so, from time to time to meet the operational requirements of the Company, consideration for which is included in your FAR.

14.                               Medical Assessments

In order for the Company to satisfy its duty of care and safety obligations, it may require you to undertake a medical assessment by a doctor or other health professional(s) nominated by the Company, including regular medicals or health checks that may be organised by the Company and random drug and alcohol testing (at the Company’s expense).

You consent to the doctor or health professional releasing the results of that assessment to the Company.  The Company will keep the medical information provided to it under this clause confidential and you agree that the medical information which is collected may be used by the Company to manage your employment, including determining whether you are capable of safely performing the duties of your position.

The above requirement is separate to, and in addition to, any requirement for a health or medical assessment under applicable legislation.

15.                               Guarantee of annual earnings

Your salary includes compensation for all entitlements, benefits or payments that might otherwise be due under any industrial instrument that may apply to your employment including but not limited to:

•                                          overtime;

•                                          penalty payments for out of hours work and working weekends and public holidays;

•                                          shift loadings; and

•                                          any other loadings, penalties, overtime or allowances.

Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.

For the purpose of section 330 the Fair Work Act 2009 (Cth), the Company undertakes that it will pay you your FAR as set out in the Clause — Fixed Annual Remuneration fora period of at least 12 months.  This undertaking constitutes a guarantee of annual earnings for the purposes of the Fair Work Act 2009 (CM).  As a rogue, to the extent they would otherwise apply, the terms of the Black Coal Mining Industry Award 2010 will not apply to your employment for the period during which the guarantee of annual earnings applies as your annual earnings will exceed the high income threshold for the purposes of the Fair Work Act 2009 (Cth).

This undertaking will continue until the earlier of the following:

•                                          your employment with the Company ends;

•                                          you accept a new undertaking from the Company;

•                                          or you and the Company agree to revoke this undertaking.

This undertaking does not affect the rights of either you or the Company to end the employment relationship in accordance with the termination provisions set out in this agreement.

By accepting this offer and contract of employment, you agree to the guarantee of annual earnings given by the Company.

16.                               Compliance with Company Policies & Procedures

During your employment you are required to comply with the Company’s policies and procedures as varied from time to time.

It is your obligation to take reasonable steps to familiarise yourself with current policies and procedures that are relevant to your employment and to comply at all times with such policies and procedures.  The Company’s policies and procedures operate independently of this contract and are not incorporated into this contract and are not binding on the Company.

The Company reserves the right to amend, revoke or replace its policies and procedures at its discretion, in accordance with what the Company considers to be its business needs.  The Company will notify you of any changes to policies and procedures which impose a requirement on you as an employee.

17.                               Occupational Health & Safety

You must comply with all occupational health and safety systems that are relevant to your work.  You must attend to your work safely, take all reasonable care and notify your Leader if you become aware of any workplace risks.  You must not create a potential safety risk to yourself or others in the course of your employment, including (but not limited to) by the excessive consumption of alcohol or the use of illicit drugs.

18.                               Privacy

You consent to the Company collecting, storing, using and disclosing your personal and health information for any lawful purpose relating to your employment.  You also consent to the Company transferring your personal and health information outside Queensland and Australia in the course of its business activities.

You also consent to the Company disclosing your personal and health information to other persons for any lawful purpose relating to your employment.  These persons include the Australian Tax Office, superannuation fund trustees and administrators, contractors, bankers, insurers, medical, rehabilitation or occupational practitioners, laboratory analysts, investigators, financial and legal advisers, potential purchasers on sale of business, law enforcement bodies and regulatory authorities.

19.                               Confidentiality

During your employment with the Company you will have access to or may become acquainted with information belonging to or in the possession of the Group relating to its operations and the affairs of the Group including, but not limited to, information about the Group’s products, processes, assets, plans, strategies, and information received from third parties under an obligation of confidence (Confidential Information).

You must not use or disclose Confidential Information, except

(g)                                  for the purpose of and to the extent necessary to properly perform your duties; or

(h)                                 where disclosure of specific Confidential Information is required to comply with any applicable law; or

(i)                                     the use or disclosure of the Confidential information is agreed by the Company.

You agree that upon termination of your employment for any reason you will return to the Company all of the Confidential Information that you have in your possession.

Your obligation not to use or disclose confidential information in accordance with the terms of this clause continues after your employment ends.

20.                               Intellectual property

For the purpose of this clause:

Work means any invention, discovery, design, improvement, formula, process, technique, literary or artistic work, or any other item in which Intellectual Property Rights subsist or are capable of subsisting and is wholly or partly created, made or discovered by you either:

(a)                                 during your employment; or

(b)                                 otherwise using the facilities, resources, time, Confidential Information or any other opportunity provided by the Company, or the Group.

Intellectual Property Rights means all existing and future rights, which may be protected by copyright, patent, design, trademark or other registration or other forms of protection in Australia or elsewhere.

Moral Rights includes the right to be identified as the author of the work, the right not to have any other person identified as the author of the work and the right not to have the work subjected to any derogatory treatment.

The Work and all Intellectual Property Rights in the Work will belong absolutely to the relevant company or companies within the Group and you agree to do all things necessary and execute any document required to give effect to this ownership.

You must immediately and fully disclose to the Company any Work created, made or discovered by you.

You consent to the use of all existing and future Works made by you in the course of your employment, and agree to waive any Moral Rights you may have in them, in favour of the Company or the relevant company or companies within the Group.

You also agree that this consent and waiver extends to any licensees and successors in title to the relevant company within the Group in respect of such Works, as well as to any persons who are authorised by the Group or by its licensees and successors in title to do acts comprising the copyright of such Works.

You agree to execute any further document necessary to give effect to this.  If you do not comply with such a request by the Company within 7 days, you authorise the Company (or any persona authorised by the Company) to do all things and execute all documents necessary to give effect to that request on your behalf.

For the avoidance of doubt, your obligations under this clause continue after your employment ends.

21.                               Termination of Employment

Either party may terminate your employment by giving the other party four weeks’ written notice (or other greater period if required by law).

The Company may make a payment in lieu of notice for all or the balance of the notice period.  In the event that you end your employment without giving the specified period of notice, you agree to pay the Company an amount equal to your total remuneration for the balance of the notice period not serviced.  You agree that this amount is a genuine pre-estimate of the loss the Company is likely to suffer as a result of the failure to give the specified period of notice.

The period of notice prescribed above applies throughout your employment with the Company, unless a new period is agreed in writing.  If notice of termination is given to you, the Company is not obliged to provide any work to you during the notice period.

The Company may terminate your employment immediately without notice or payment in lieu of notice if you:

(a)                                 engage in any serious or wilful misconduct including by committing any wilful, serious or persistent breach of your terms and Conditions of employment or any Company policy or by serious neglect in the performance of your duties;

(b)                                 engage in any other conduct (either inside or outside of the workplace) which in the reasonable opinion of the Company is likely to affect adversely the reputation of the Company or the Group and/or your ability to effectively perform your duties; or

(c)                                  are unwilling or unable, wholly or partially, to property and effectively perform your duties.

If your employment is terminated for any of the above reasons, the Company will pay you up to the day of termination only.

22.                               Directorships

The Company may require you to become a director of the Company or any of its Related Bodies Corporate without any additional remuneration and the benefits under this Agreement are in part consideration of you agreeing to become a director.

On termination of your employment:

(a)                                 you must resign all directorships held as a consequence of the employment, as directed by the Company, and

(b)                                 you irrevocably appoint the Company Secretary of the Company as your agent to execute any documents on your behalf.

You agree to resign as a director if the Chairperson or the Company requires you to do so.

23.                               Company Property

Upon the cessation of your employment you will return to the Company or an authorised officer of the Company:

(a)                                 all originals and copies in any form (including but not limited to computer data) of all books, records and documents relating to your duties, functions and responsibilities as an employee of the Company or its business affairs (including customer lists and details); and

(b)                                 all other things belonging to the Company (including but not limited to keys, security cards and passes, corporate credit cards, mobile phones, copies of documents and computerized information) which you have in your possession or which has otherwise been provided to you in the course of your employment with the Company.

24.                               Set Off

Immediately on your employment ending or at any other time requested by the Company, you:

(a)                                 agree to pay to the Company all amounts you owe to it (for example, amounts such as personal expenses incurred on a Company mobile telephone, or amounts owing for Company funded study assistance) or any amounts mistakenly paid to you such as an overpayment;

(b)                                 authorise and direct the Company to withhold unpaid amounts from monies otherwise owed to you during employment or upon termination of employment; and

(c)                                  acknowledge that if you fall to repay any monies owing to the Company, including any amounts paid to you by mistake, the Company may demand and enforce the recovery of such monies as a debt immediately due and payable by you to the Company.

25.                               Post-employment restrictions

‘Competitive Business’ means any business that competes with the Group during the period of 6 months preceding the End Date or during the Restricted Period.

‘End Date’ means the date on which your employment with the Company ends.

‘Entity’ means an individual, company, partnership, Joint venture (whether corporate or incorporate) or any other body (whether corporate or incorporate).

‘Prescribed Position’ means:

1                 a position as employee, director, secretary, company officer, agent, contractor, consultant or adviser of any Entity;

2                 a partner, shareholder or member of any Entity; and

3                 acting as any of the persons referred to in Items 1 and 2 of this definition.

‘Restricted Area’ means:

1                 Australia; or failing that

2                 Queensland and New South Wales; or failing that

3                 Queensland.

‘Restricted Period’ means:

1                 the period of 12 months starting on the End Date; or failing that

2                 the period of 8 months starting on the End Date; or failing that

3                 the period of 3 months starting on the End Date; or falling that

4                 the period of 1 months starting on the End Date.

Inducing directors, employees or contractors to leave the Group

You must not, during the Restricted Period and in the Restricted Area, directly or indirectly induce or attempt to induce any director, employee or contractor of the Group, with whom you had work related dealings during the 12 months preceding the End Date, or of whom you have, or have had, Confidential Information about in respect of their engagement with the Group, to terminate his or her engagement with the entity within the Group which engages them, whether or not that person would commit a breach of that person’s contract of engagement.

Persuading the Group’s customers or suppliers to cease or reduce business

You must not, during the Restricted Period and in the Restricted Area, directly or indirectly solicit or persuade any customer or supplier of the Group with whom you had work related dealings during the 12 months preceding the End Date, or of whom you have, or have had, Confidential information about, to cease doing business with the Group, or reduce the amount of business which the person would normally do, or otherwise have done, with the Group.

Competing with the Group

You agree that you will not (whether directly or indirectly and in any position including a Prescribed Position), during the Restricted Period and in the Restricted Area, carry on, be employed by, or engaged in or otherwise interested in any Competitive Business:

(a)                                 for purposes of providing services which are the same as or similar to those you provided to the Group at any time within the 12 months prior to the End Date; or

(b)                                 to use Confidential Information to gain an advantage for a Competitive Business or cause detriment to the Group.

Priority of restrictions

You agree that you intend the restrictions in this clause 25 to operate to their maximum extent.  However, should a Court consider it necessary to reduce the extent of a restriction, the parties intend that any reduction should be made to the Restricted Area before any reductions are made to the Restricted Period.

Consent

The restrictions in this clause do not apply in circumstances where you have obtained the Company’s prior written consent.

Restrictions reasonable and inclusive

You agree that:

(j)                                    you will obtain Confidential information during your employment, the disclosure of which could materially harm the Group;

(k)                                 the restrictions in this clause are reasonable and necessary for the protection of the Group’s Confidential information and goodwill;

(l)                                     you intend the restrictions to operate to the maximum extent

(m)                             damages may be inadequate to protect the Group’s interests and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court; and

(n)                                 the restrictions are separate, distinct and several, so that the unenforceability of any restriction does not affect the enforceability of the other restrictions.

(o)                                 consideration for these restraints is included in your remuneration.

Modification of restrictions

If the restrictions in this clause:

(p)                                 are void as unreasonable for the protection of the Group’s interests; and

(q)                                 would be valid if part of the wording was deleted or the period or area was reduced, the restrictions will apply with the modifications necessary to make them effective.

Your obligations under this clause 25 survive the ending of your employment.

26.                               Retrenchment Benefits

In addition to the above notice period, if your position is made redundant by the Company you will be entitled to receive retrenchment benefits in accordance with applicable legislation.

27.                               Relationship to Other Instruments

If an industrial instrument applies to your employment:

(a)                                 your FAR and other benefits provided under this contract compensate you for all work performed, including but not limited to any overtime, loadings, penalty rates, allowances and any other entitlement which may be due to you under the industrial instrument;

(b)                                 your FAR and other benefits provided under this contract satisfy the Company’s obligations to make payments to which you may otherwise be entitled to under the Industrial Instrument or law; and

(c)                                  any entitlement under the industrial instrument will be calculated by reference to the applicable rate of pay in the industrial instrument.

You agree that if necessary, the Company may retrospectively offset the amount of your salary and other benefits provided under this contract in excess of any entitlements which may otherwise apply under an industrial instrument or law, to satisfy the Company’s obligations under the industrial instrument or law.

28.                               Reference and background checks

This offer of employment with the Company is made to you on the understanding that the information you provided to us during the recruitment process is accurate and complete.  However, to ensure the integrity of the recruitment process, the Company requires all new employees to undergo reference and background checking.  Accordingly, you acknowledge and accept that:

•                                          this agreement is conditional upon the satisfactory completion of the reference and background checks set out below.  If the Company is not satisfied with the results of any of the following checks, it may withdraw this offer of employment made to you;

•                                          the Company may carry out the following checks on you to determine your suitability for the position:

•                                          reference check with previous employers;

•                                          academic qualification check; and/or

•                                          Federal Police criminal record check.

29.                               General

(a)                                 This contract and the letter of offer constitute the entire agreement relating to your employment and supersede all prior offers, written or oral, with respect to your employment by the Company.  These terms may only be modified by an agreement in writing signed by both parties.

(b)                                 Any notice to be given under these terms and conditions must be given in writing and may be given either personally or by registered mail.  Any notice you are required to provide must be handed to your Leader or mailed addressed to the Company at the address set out on the first page of this letter.  If the Company is required to provide you with notice, it will be either handed to you or addressed to you at your last known place of residence.

(c)                                  In this contract, a reference to:

(i)                                     legislation is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)                                  a policy or other document is to that policy or document as amended, supplemented, replaced or novated;

(iii)                               the “Group” is to the Company and each of its Related Bodies Corporate (as defined by the Corporations Act 2001 (Cth)) and includes a reference to any member of the Group.

(d)                                 Any provision of this contract which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this contract enforceable, unless this would materially change the intended effect of this contract.

(e)                                  These terms and conditions and your employment referred to in this contract will be governed by the laws of Queensland.

30.                               Acceptance of Contract

By signing this contract, you are acknowledging that:

(a)                                 you have had sufficient time to review its contents;

(b)                                 you have been given an opportunity to obtain advice concerning its contents and effect; and

(c)                                  you have read and understand the contents of this contract and the letter of offer and your obligations.

Signed:	/s/ Emma Pollard	Date: 18/10/18
Emma Pollard